Exhibit 4.13

AMENDMENT AND WAIVER TO NOTE PURCHASE AGREEMENT

This AMENDMENT AND WAIVER TO NOTE PURCHASE AGREEMENT (“Amendment”) is entered into as of May 16, 2007 by and among Oaktree Capital Management, LLC, a California limited liability company (“OCM”) and holders (“Holders”) of the Notes (as hereinafter defined) party hereto.

RECITALS

WHEREAS, OCM is contemplating a Restructuring (as hereinafter defined) in connection with an equity offering;

WHEREAS, the Holders hold Notes issued by OCM pursuant to the Note Purchase Agreement and relating to the respective issuances of Senior Notes thereunder (together, the “Notes”); and

WHEREAS, OCM and the Holders have agreed to amend the Note Purchase Agreement in order to permit the Restructuring, to make certain other changes thereto and, to the extent provided herein, to waive any Default or Change of Control caused by the Restructuring, in each case on the terms and conditions expressly set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

(a) Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings assigned to them in the Note Purchase Agreement.

(b) As used herein, the term “Note Purchase Agreement” means, in the aggregate and each of them, (i) that certain Note Purchase Agreement dated as of June 25, 2001 among OCM and the purchasers listed on Schedule A thereto relating to the issuance and sale of OCM’s 7.93% Senior Notes due June 25, 2011; (ii) that certain Note Purchase Agreement dated as of June 14, 2004 among OCM and the purchasers listed on Schedule A thereto relating to the issuance and sale of OCM’s 5.03% Senior Notes due June 14, 2014; (iii) that certain Note Purchase Agreement dated as of June 6, 2006 among OCM and the purchasers listed on Schedule A thereto relating to the issuance and sale of OCM’s 6.09% Senior Notes due June 6, 2016; and (iv) that certain Note Purchase Agreement dated as of November 8, 2006 among OCM and the purchasers listed on Schedule A thereto relating to the issuance and sale of OCM’s 5.82% Senior Notes due November 8, 2016, in each case, as amended and in effect from time to time.

SECTION 2. REPRESENTATIONS AND WARRANTIES

OCM represents and warrants to each Holder that:

§2.1 Organization, Power and Authority.

(a) OCM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, and is duly qualified as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified and in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. OCM has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Amendment and to perform the provisions hereof.

(b) Following the Restructuring, each of Oaktree Capital I, Oaktree Capital II, Oaktree Media, and, should it exist, OpCo 4 (each as hereinafter defined) will be a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and will be duly qualified and in good standing in each jurisdiction in which such qualification will be required by law, other than those jurisdictions as to which the failure to be so qualified and in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Following the Restructuring, each of Oaktree Capital I, Oaktree Capital II, Oaktree Media and, should it exist, OpCo 4 will have the power and authority to own or hold under lease the properties it will purport to own or hold under lease, to transact the business it will transact and propose to transact, and to execute the Assumption and Guaranty (as hereinafter defined).

§2.2 Authorization, etc.

(a) This Amendment has been duly authorized by all necessary action on the part of OCM, and this Amendment constitutes, a legal, valid and binding obligation of OCM enforceable against OCM in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Immediately prior to the Restructuring, the Assumption and Guaranty will be duly authorized by all necessary action on the part of each of Oaktree Capital I, Oaktree Capital II, Oaktree Media and, should it exist, OpCo 4, and, upon execution thereof, will constitute a legal, valid and binding obligation of each of Oaktree Capital I, Oaktree Capital II, Oaktree Media and, should it exist, OpCo 4, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

§2.3 Operating Agreements and Other Information.

OCM has furnished to each Holder and its special counsel true, correct and complete copies of its operating agreement and any required resolutions of its members and the operating agreement and any required resolutions of the partners of Oaktree Capital I, Oaktree Capital II, Oaktree Media and, should it exist, OpCo 4, in each case authorizing the execution, delivery and acceptance of this Amendment, the Assumption and Guaranty and the Restructuring, as applicable.

§2.4 Compliance with Laws, Other Instruments, etc.

(a) The execution, delivery and performance by OCM of this Amendment and the consummation by OCM of the Restructuring will not (i) except pursuant to amendments, waivers or consents received prior to the consummation of the Restructuring, contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of OCM or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, operating agreement or any other agreement or instrument to which OCM or any Subsidiary is bound or by which OCM or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to OCM or any Subsidiary or (iii) violate any provision or other statute or other rule or regulation of any Governmental Authority applicable to OCM or any Subsidiary.

(b) The execution, delivery and performance by Oaktree Capital I, Oaktree Capital II, Oaktree Media and, should it exist, OpCo 4 of the Assumption and Guaranty and the consummation of the Restructuring will not (i) except pursuant to amendments, waivers or consents received prior to the consummation of the Restructuring, contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of Oaktree Capital I, Oaktree Capital II, Oaktree Media or, should it exist, OpCo 4, or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, operating agreement or any other agreement or instrument to which Oaktree Capital I, Oaktree Capital II, Oaktree Media or, should it exist, OpCo 4, or any Subsidiary is bound or by which Oaktree Capital I, Oaktree Capital II, Oaktree Media or, should it exist, OpCo 4, or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to Oaktree Capital I, Oaktree Capital II, Oaktree Media or, should it exist, OpCo 4, or any Subsidiary or (iii) violate any provision or other statute or other rule or regulation of any Governmental Authority applicable to Oaktree Capital I, Oaktree Capital II, Oaktree Media or, should it exist, OpCo 4, or any Subsidiary.

§2.5 Beneficial Ownership and Control.

At the completion of the Restructuring, (a) no Person or Persons that would be considered a “group” for purposes of Section 13(d) of the Exchange Act, the regulations promulgated thereunder or Schedule 13D promulgated by the Commission (or any successor section, regulation or form), other than any Persons listed on Schedule 8.03 of the Note Purchase Agreement and any other officer of OCM or any of its Subsidiaries prior to the Restructuring admitted as a Member of OCM prior to the Restructuring in the ordinary course of business since the date of the Note Purchase Agreement, shall in the aggregate beneficially control or own more than 35% of the aggregate Capital Stock of the Company; and (b) no Person or Persons other than the Key Principals shall hold direct or indirect Control of the Company.

§2.6 Solvency.

Each of the OCM, Oaktree Capital I, Oaktree Capital II, Oaktree Media and, should it exist, OpCo 4, is not and, immediately after giving effect to the Restructuring and the consummation of the other transactions contemplated by this Amendment and the Assumption and Guaranty, will not be, insolvent as defined under any applicable federal or state law.

§2.7 Absence of Defaults.

At the Effective Date, after giving effect to this Amendment, no Default or Event of Default shall exist.

SECTION 3. AMENDMENTS TO THE NOTE PURCHASE AGREEMENT

The Note Purchase Agreement is hereby amended as of the Effective Date in the following respects:

§3.1 Amendments to Schedule B of the Note Purchase Agreement.

(a) Schedule B of the Note Purchase Agreement is hereby amended by adding the following sentence to the end of the definition of “Affiliates”:

Notwithstanding the foregoing, for purposes of §10.01, no member of the Oaktree Domestic Operating Group shall be considered an “Affiliate” of any other member of the Oaktree Domestic Operating Group.

(b) Schedule B of the Note Purchase Agreement is hereby amended by deleting the definition of “Assets Under Management” in its entirety, and replacing it with the following in lieu thereof:

“Assets Under Management” means the aggregate amount of the assets in investment funds managed by the Company or any of its Subsidiaries for which it or its Subsidiary acts as a general partner or an investment advisor, the amount of which is used by the Company or any such Subsidiary in calculating the management fees charged by the Company or such Subsidiary with respect thereto, plus or minus, as applicable, any change in the market value of the private partnership funds of the Company or any such Subsidiary.”

(c) Schedule B of the Note Purchase Agreement is hereby amended by deleting the definition of “Company” in its entirety, and replacing it with the following in lieu thereof:

“Company” means the Oaktree Domestic Operating Group. All financial statements and financial reports required hereunder by the Company shall be prepared, all financial covenants applicable to the Company shall be calculated, and all financial terms used with respect to the Company’s financial condition, operations and equity shall be interpreted, on a combined basis for the Oaktree Domestic Operating Group, including, without limitation, the financial statements required to be delivered pursuant to Section 7.01, the Financial Condition Covenants set forth in Section 10.06, and defined terms such as “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Members’ Capital,” “Consolidated Net Income,” “Consolidated Total Assets,” “Consolidated Total Debt” and the like. All references herein to “member” in respect of the Company, shall mean “equityholder or partner”, all references herein to “member of the Company” shall mean “equityholder of ControlCo” and all references herein to “officer” in respect of the Company, shall mean “officer, employee or principal.”

(d) The definition of “Consolidated Members’ Capital” contained in Schedule B of the Note Purchase Agreement is hereby amended by inserting the following after the words “at such date” at the conclusion thereof:

“without giving effect to any non-cash charges resulting from the vesting or issuance of equity to employees, principals or others.”

(e) Schedule B of the Note Purchase Agreement is hereby amended by adding the following to the end of the lettered clause beginning with the words “all Guarantees by such Person” in the definition of “Indebtedness” therein:

“including without limitation, for the avoidance of doubt, all Guarantees of such type in respect of liabilities of Affiliates.”

(f) Schedule B of the Note Purchase Agreement is hereby amended by deleting the last sentence of the definition of “Subsidiary” therein and replacing it with the following in lieu thereof:

“Notwithstanding the foregoing, unless otherwise explicitly provided herein, “Subsidiary” does not include any investment fund which is managed by the Company or any of its Subsidiaries or for which it or its Subsidiary acts as a general partner or an investment manager.”

(g) Schedule B of the Note Purchase Agreement is hereby amended by adding the following defined terms thereto in appropriate alphabetical order:

“Assumption and Guaranty” means an Assumption and Guaranty Agreement substantially in the form of Exhibit A hereto, by and among Oaktree Capital I, Oaktree Capital II, Oaktree Media and, should it exist, OpCo 4, dated as of the date of the transfers of assets by OCM made as part of the Restructuring.

“ControlCo” means Oaktree Capital Group Holdings, L.P., a Delaware limited partnership.

“Oaktree Domestic Operating Group” means each entity included within the Oaktree Operating Group other than Oaktree (Cayman).

“Oaktree Operating Group” means Oaktree Capital I, Oaktree Capital II, Oaktree Media, OCM, Oaktree (Cayman) and, should it exist and be the transferee of assets from OCM made as part of the Restructuring, OpCo 4, which together shall own all of the rights and obligations owned by OCM prior to the Restructuring.

“Oaktree Capital I” means Oaktree Capital I, L.P., a Delaware limited partnership created in connection with the Restructuring, which shall be a guarantor of the Notes pursuant to the Assumption and Guaranty.

“Oaktree Capital II” means Oaktree Capital II, L.P., a Delaware limited partnership created in connection with the Restructuring, which shall be a Co-Obligor of the Notes pursuant to the Assumption and Guaranty.

“Oaktree (Cayman)” means Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership created in connection with the Restructuring.

“Oaktree Media” means Oaktree Media Investments, L.P., a Delaware limited partnership created in connection with the Restructuring, which shall be a Co-Obligor of the Notes pursuant to the Assumption and Guaranty.

“OCM” means Oaktree Capital Management, L.P., a Delaware limited partnership and successor to Oaktree Capital Management,

LLC by conversion, which shall remain an obligor under the Notes.

“OpCo 4” means one or more Delaware limited partnerships or other entities created in connection with the Restructuring and necessary or convenient to hold certain assets or investments separately from the other members of the Oaktree Operating Group, and which shall be a Co-Obligor of the Notes pursuant to the Assumption and Guaranty.

“Restructuring” means the (i) the formation of ControlCo which will, by exchange, contribution or merger of a wholly owned subsidiary into OCM, hold all of the outstanding equity interests in OCM, provided that immediately thereafter all of the equity interests of ControlCo will be held directly or indirectly by the Persons that held the equity interests in OCM immediately prior thereto; (ii) the contribution or other transfer by ControlCo of all of the equity interests in OCM to a direct or indirect wholly owned subsidiary of ControlCo; (iii) the conversion of OCM from a California limited liability company to a Delaware limited partnership; (iv) the transfer of assets, equity interests, properties and contracts from OCM to the other members of the Oaktree Operating Group in exchange for equity interests in such other members of the Oaktree Operating Group; and (v) the transfer or distribution by OCM of the equity interests in the other members of the Oaktree Operating Group to ControlCo or any direct or indirect wholly owned subsidiary of ControlCo.

§3.2 Amendment to Section 9.05.

Section 9.05 is hereby amended by deleting the words “limited liability company” in the first sentence thereof.

§3.3 Amendment to Section 10.01.

Section 10.01 is hereby amended by deleting the words “The Company will not” at the beginning of such section, and inserting the words “Except pursuant to the transactions constituting the Restructuring, the Company will not” in their place.

§3.4 Amendment to Section 10.02(a).

Section 10.02(a) is hereby amended by deleting the words “The Company will not” at the beginning of such section, and inserting the words “Except pursuant to the transactions constituting the Restructuring, the Company will not” in their place.

§3.5 Amendment to Section 10.05.

Section 10.05 is hereby amended by inserting at the end of such section the following:

“and (c) pursuant to the transactions constituting the Restructuring.”

§3.6 Amendment to Section 10.06(c).

Section 10.06(c) is hereby deleted in its entirety and replaced with the following in lieu thereof:

(c) Consolidated Members’ Capital. The Company will not permit the Consolidated Members’ Capital at the end of any fiscal quarter to be less than $115,000,000.

SECTION 4. WAIVERS

§4.1 Waiver of Section 8.03.

Subject to the representation in Section 2.5 above, the Holders hereby acknowledge and agree that the transactions constituting the Restructuring shall not constitute a Change of Control under the Note Purchase Agreement. Accordingly, the Holders waive any right they may have under the Note Purchase Agreement or the Notes resulting from a Change of Control by virtue of the Restructuring, including any right to require the Company to prepay the Notes pursuant to Section 8.03. The waiver contained in this Section 4.1 is expressly limited to the Restructuring, and no waiver is given hereby for any other transaction or issuance or transfer of equity interests, direct or indirect, in OCM or the Oaktree Operating Group.

§4.2 Waiver of Defaults.

The Holders hereby waive any Default arising from any violation of Sections 9.05, 10.1, 10.2(a) or 10.5 that has occurred or may occur solely as a result of the transactions constituting the Restructuring.

SECTION 5. ASSUMPTION AND GUARANTY

§5.1 Delivery of Assumption and Guaranty Agreement.

Prior to or contemporaneously with the consummation of the Restructuring, Oaktree Capital I, Oaktree Capital II, Oaktree Media and, should it exist and be the transferee of assets from OCM made as part of the Restructuring, OpCo 4 shall execute and be bound by the Assumption and Guaranty, whereby: (i) Oaktree Capital II, Oaktree Media and OpCo 4 shall assume, as co-obligors under the Notes, the due and punctual performance and observance of each covenant and agreement contained in the Note Purchase Agreement, the Other Agreements and the Notes; and (ii) Oaktree Capital I shall unconditionally guarantee the due and punctual performance and observance of each covenant and agreement contained in the Note Purchase Agreement, the Other Agreements and the Notes by Oaktree Capital II, Oaktree Media, OCM and OpCo 4.

SECTION 6. MISCELLANEOUS

§6.1 Conditions to Effectiveness. The effectiveness of this Amendment is expressly conditioned upon: (i) the receipt by the Holders of this Amendment and the Assumption and Guaranty duly executed by each of the parties thereto; (ii) the consummation of the Restructuring; (iii) the receipt by the Holders of an Officer’s Certificate, dated the Effective Date, certifying that the representations and warranties made by OCM under Section 2 of this Amendment are true and correct in all material respects immediately prior to the consummation of the Restructuring; (iv) the receipt by the Holders of true, correct and complete copies of the limited partnership agreements of Oaktree Capital I, Oaktree Capital II, Oaktree Media and, should it exist, OpCo 4 and any required resolutions of their partners authorizing the execution, delivery and acceptance of the Assumption and Guaranty; and (v) the receipt by the Holders of a favorable opinion of Munger, Tolles & Olson LLP, counsel to OCM, addressed to each of the Holders or their counsel, substantially in the form of Exhibit B hereto; (vi) the payment by the Company of the reasonable fees, charges and disbursements of special counsel to the Holders to the extent reflected in a statement of such counsel rendered to the Company together with wire transfer instructions for each Holder at least one (1) Business Day prior to the Effective Date; provided that the Company shall not be liable for the attorneys’ fees, costs and disbursements of more than one firm of special counsel (which firm shall be the firm retained to represent all holders of Notes collectively); (vii) the Seventh Amendment and Waiver to the Amended and Restated Credit Agreement, dated as of October 2, 2003, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, shall have been duly executed by the parties thereto, shall be reasonably satisfactory to the Holders and shall constitute the legal, valid and binding obligation of each of such parties, enforceable against each of such parties in accordance with its terms; and (viii) the receipt by each of the Holders of the fee referred to in §6.2 hereof. The date upon which the last of such conditions precedent shall occur is referred to herein as the “Effective Date.”

§6.2 Amendment Fee.

In addition to all other fees, charges and disbursements payable to the Holders hereunder and under the Note Purchase Agreement, the Company shall pay to each Holder that provides wire transfer instructions in connection with its execution of this Amendment on or prior to the Effective Date an amendment fee in an amount equal to 0.1% of the outstanding principal amount of such Holder’s Note, which fee shall be fully earned and payable on the Effective Date.

§6.3 Instrument Pursuant to Note Purchase Agreement. This Amendment is executed pursuant to Section XVII of the Note Purchase Agreement and shall be construed, administered, and applied in accordance with all of the terms and provisions of the Note Purchase Agreement. Except as expressly set forth herein, all of the representations, warranties, terms, covenants and conditions of the Note Purchase Agreement shall remain unamended and in full force and effect. The amendments and waivers set forth herein shall be limited as expressly provided herein and shall not be or be deemed to be a waiver of, amendment of, consent to, or modification of any other term or provision of the Note Purchase Agreement or the Notes or of any transaction or further action on the part of OCM that requires the consent of the Note Holders.

§6.4 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

§6.5 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

§6.6 Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment and Waiver as of the date first set forth above.

OAKTREE CAPITAL MANAGEMENT, LLC

By:	/s/ TODD MOLZ
	Name:	Todd Molz
	Title:	Managing Director and General Counsel

By:	/s/ LISA ARAKAKI
	Name:	Lisa Arakaki
	Title:	Senior Vice President, Legal

[Signature Page to Amendment and Waiver to Note Purchase Agreement for

Oaktree Capital Management, LLC]

EXHIBIT A: FORM OF ASSUMPTION AND GUARANTY AGREEMENT

ASSUMPTION AND GUARANTY AGREEMENT

This ASSUMPTION AND GUARANTY AGREEMENT (this “Assumption and Guaranty”), dated as of                     , is made by Oaktree Capital I, L.P., a Delaware limited partnership (the “Guarantor”), and Oaktree Capital II, L.P., a Delaware limited partnership, Oaktree Media Investments, L.P., a Delaware limited partnership, [and OpCo 4, a Delaware limited partnership] (together, the “Co-Obligors”) in favor of each of the holders of a Note (each “Note Holder”).

RECITALS

WHEREAS, reference is made to that certain Note Purchase Agreement, dated as of [                        ] (as amended, modified, supplemented or restated and in effect from time to time, the “Note Purchase Agreement”), between Oaktree Capital Management, L.P., a Delaware limited partnership (the “Note Issuer”) and each of the purchasers listed on Schedule A thereto relating to the issuance and sale of the Note Issuer’s [    ]% Senior Notes due [    ] (the “Notes”);

WHEREAS, the Note Issuer and Holders constituting the Required Holders have, through that certain Amendment and Waiver to the Note Purchase Agreement (the “Amendment”), agreed to amend certain provisions of, and waive certain provisions of or defaults under, the Note Purchase Agreement in order to permit and facilitate the Restructuring (as defined therein);

WHEREAS, the Amendment provides that the Guarantor and the Co-Obligors shall execute this Assumption and Guaranty;

WHEREAS, in connection with the Restructuring, the Guarantor and the Co-Obligors shall receive valuable consideration from the Note Issuer, including, without limitation, in the form of the transfer to them by the Note Issuer of certain business assets and the conferral upon them by the Note Issuer of continued use of the proceeds from the initial sale and issuance of the Notes as capital following the Restructuring;

NOW, THEREFORE, in consideration of the premises and the agreements herein contained and set forth in the Amendment, the parties hereto agree as follows:

SECTION 1. ASSUMPTION OF OBLIGATIONS.

§1.1 Co-Obligors’ Assumption.

The Co-Obligors hereby irrevocably and unconditionally assume the duty of due and punctual performance and observance of each covenant and condition contained in the Note Purchase Agreement, the Other Agreements and the Notes and agree to become jointly and severally liable with the Note Issuer for the due and punctual performance and payment when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise) and at all times thereafter by the Note Issuer of all obligations contained in the Note Purchase Agreement, the Other Agreements and the Notes (collectively, the “Obligations”).

§1.2 Joint and Several Liability.

The Co-Obligors and the Note Issuer (collectively, the “Obligors”) agree that they are jointly and severally liable to the Note Holders for the performance and payment in full when due of all of the Obligations, and that such liability is independent of the obligations of each other Obligor. Each obligation, promise, covenant, representation and warranty in the Note Purchase Agreement and the Notes shall be deemed to have been made by, and be binding upon, each Obligor. The Note Holders may bring an action against any Obligor without regard to whether an action is brought against any other Obligor.

§1.3 No Discharge or Diminishment of Obligations.

The obligations of the Co-Obligors shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the performance or payment in full of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations with respect to the Note Issuer, and shall not be subject to any defense or set-off, counterclaim, or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations as against the Note Issuer or any other Co-Obligor. Without limiting the generality of the foregoing, the Obligations shall not be discharged or impaired or otherwise affected by the failure of any Note Holder to assert any claim or demand or to enforce any remedy under the Note Purchase Agreement, the Notes, or this Assumption and Guaranty, by any waiver or modification of any provision thereof or hereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations by the Note Issuer or any other Co-Obligor, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Co-Obligors or that would otherwise operate as a discharge of the Co-Obligors as a matter of law or equity (other than the performance and payment in full of the Obligations).

§1.4 Defenses of Note Issuer Waived.

To the fullest extent permitted by applicable law, the Co-Obligors waive any defense based on or arising out of any defense of the Note Issuer or the unenforceability of the Obligations or any part thereof as against the Note Issuer from any cause, or the cessation from any cause of the liability of the Note Issuer, other than the performance and payment in full of the Obligations. The Co-Obligors hereby acknowledge that the Note Holders may compromise or adjust any part of the Obligations, make any other accommodation with the Note Issuer or exercise any other right or remedy available to them against the Note Issuer, without affecting or impairing in any way the liability of the Co-Obligors hereunder except to the extent that the Obligations have been performed and paid in full.

§1.5 Agreement to Pay.

In furtherance of the foregoing and not in limitation of any other right that the Note Holders have at law or in equity against the Co-Obligors by virtue hereof, upon the failure of the Note Issuer to perform or pay any Obligation when and as such performance or payment shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Co-Obligors hereby promise to and will forthwith perform or pay, or cause to be performed or paid, for the benefit of the Note Holders all such unperformed or unpaid Obligations. Upon performance or payment by any Co-Obligor of any of the Obligations as provided above, all rights of such Co-Obligor against the Note Issuer or any other Co-Obligor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior performance or payment in full of all of the Obligations.

SECTION 2. GUARANTY OF OBLIGATIONS.

§2.1 Guaranty.

The Guarantor hereby irrevocably and unconditionally guarantees as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise and at all times thereafter) and performance by the Obligors of all obligations under the Note Purchase Agreement, the Notes, and this Assumption and Guaranty (collectively, the “Guaranteed Obligations”). The Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon this Assumption and Guaranty notwithstanding any extension or renewal of any Guaranteed Obligation.

§2.2 Guaranty of Payment.

The Guarantor agrees that this Assumption and Guaranty constitutes a guaranty of payment and performance when due of all Guaranteed Obligations and not of collection and, to the fullest extent permitted by applicable Law, waives any right to require that any resort be had by the holder of any Note to any remedies it may have against the Obligors.

§2.3 No Discharge or Diminishment of Guaranty.

The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the performance and payment in full of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or set-off, counterclaim, or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations shall not be discharged or impaired or otherwise affected by the failure of any Note Holder to assert any claim or demand or to enforce any remedy under the Note Purchase Agreement, the

Notes, this Assumption and Guaranty or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or that would otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the performance and payment in full of the Guaranteed Obligations).

§2.4 Defenses of Obligors Waived.

To the fullest extent permitted by applicable Law, the Guarantor waives any defense based on or arising out of any defense of the Obligors or the unenforceability of the Guaranteed Obligations or any part thereof as against the Obligors from any cause, or the cessation from any cause of the liability of the Obligors, other than the performance and payment in full of the Guaranteed Obligations. The Guarantor hereby acknowledges that the Note Holders may compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Obligors or exercise any other right or remedy available to them against the Obligors, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent that the Guaranteed Obligations have been performed or paid in full.

§2.5 Agreement to Pay.

In furtherance of the foregoing and not in limitation of any other right that the Note Holders have at law or in equity against the Guarantor by virtue hereof, upon the failure of the Obligors to perform or pay any Guaranteed Obligation when and as such performance or payment shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith perform or pay, or cause to be performed or paid, for the benefit of the Note Holders all such unpaid Guaranteed Obligations. Upon performance or payment by the Guarantor of any of the Guaranteed Obligations as provided above, all rights of the Guarantor against the Obligors arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior performance or payment in full of all Guaranteed Obligations.

SECTION 3. OTHER PROVISIONS.

§3.1 Effectiveness.

This Assumption and Guaranty shall become effective upon the transfer of assets by OCM as part of the Restructuring and is expressly conditioned upon the effectiveness thereof.

§3.2 Termination.

This Assumption and Guaranty (a) shall terminate when (i) the Note Purchase Agreements, the Other Agreements and the Notes have been terminated or (ii) all of the Obligations and Guaranteed Obligations have been performed and paid in full or otherwise satisfied, and (b) shall continue to be effective or be reinstated, as the case may be, if at any time performance or payment, or any part thereof, of any Obligation or Guaranteed Obligation is rescinded or must otherwise be restored by the Note Issuer, the Co-Obligors, or the Guarantor upon the bankruptcy or reorganization of any of them or otherwise.

§3.3 Successors and Assigns.

All covenants and other agreements made by the Co-Obligors and the Guarantor for the benefit of the Note Holders in this Assumption and Guaranty shall bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note permitted under the Note Purchase Agreement) whether so expressed or not.

§3.4 Waivers; Amendment.

This Assumption and Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Guarantor, the Co-Obligors and the Required Holders.

§3.5 Severability.

Any provision of this Assumption and Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

§3.6 Counterparts.

This Assumption and Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

§3.7 Governing Law.

This Assumption and Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of another jurisdiction.

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IN WITNESS WHEREOF, the Co-Obligors and the Guarantor have duly executed and delivered this Assumption and Guarantee Agreement as of the date first set forth above.

Oaktree Capital I, L.P.

By:
Name:
Title:

Oaktree Capital II, L.P.

By:
Name:
Title:

Oaktree Media Investments, L.P.

By:
Name:
Title:

[OpCo 4]

By:
Name:
Title: